Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION TO SELL ITS MORTGAGE BANKING SUBSIDIARY ACRE CAPITAL TO CORNERSTONE REAL ESTATE ADVISERS

Purchase Price of $93 Million Results in Substantial Gain and Return on Investment

Capital to be Redeployed in Principal Lending Business and Expected to be Accretive to Earnings

New York, N.Y. — June 29, 2016 — Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has entered into a definitive agreement to sell its wholly owned mortgage banking subsidiary, ACRE Capital Holdings LLC (together with its subsidiaries, “ACRE Capital”), to Cornerstone Real Estate Advisers for $93 million in cash.  Cornerstone is one of the largest global real estate-focused investment managers and is an affiliate of the MassMutual Financial Group.  The transaction is subject to customary closing conditions, including approvals by applicable governmental agencies and government-sponsored entities.  Closing is expected to occur within the next three to six months.

Since purchasing ACRE Capital in August 2013, the Company has earned approximately $14.4 million in cumulative net income on its investment through March 31, 2016.  Upon the closing of the transaction, the Company expects to recognize an additional one-time gain of approximately $9.0 million or $0.32 per common share (based on the carrying value of its investment in ACRE Capital as of March 31, 2016).  Both the estimated cumulative net income and the expected one-time gain are subject to change pending the final closing date and adjustments to purchase price.  In addition, the Company expects to receive further payments of interest on its intercompany note to ACRE Capital through the closing date. From April 1, 2016 through June 28, 2016, ACRE Capital originated $192.4 million of total commitments, comprised of $114.2 million in Fannie Mae Delegated Underwriting and Servicing (“Fannie Mae”) loans, $70.6 million in Federal Housing Administration (“HUD”) loans and $7.6 million in Federal Home Loan Mortgage Corporation (“Freddie Mac”) loans.

The sale of ACRE Capital will provide Ares Commercial Real Estate Corporation with additional capital to grow its Principal Lending portfolio. Upon full redeployment of the sale proceeds in new loans held for investment, the transaction is expected to be accretive to ACRE’s earnings per share.  The company continues to expect its 2016 earnings, including the gain from the sale of ACRE Capital, to exceed its most recent quarterly dividend on an annualized basis.

“The sale of ACRE Capital allows us to monetize the value we have created after repositioning and improving the profitability of our mortgage banking subsidiary.  We are pleased to have the opportunity to recognize a substantial gain and redeploy the proceeds accretively into our core Principal Lending business, which generates significant recurring income,” said Robert L. Rosen, Chairman of the Board and Interim Co-Chief Executive Officer of Ares Commercial Real Estate Corporation.  “In addition, we look forward to working with Cornerstone on the closing of this transaction and on any potential future opportunities with respect to our real estate platforms.”

“We are looking forward to redeploying the net proceeds into principal loans as we continue to see a growing opportunity set for commercial real estate owners seeking flexible, value-added capital,” stated John Jardine, President and Co-Chief Executive Officer of Ares Commercial Real Estate Corporation. “We believe that our investors will appreciate the improved predictability of our earnings resulting from this reallocation of our capital.”

“The sale of ACRE Capital is another example of how we have increased our liquidity and available capital in order to invest accretively in self originated and attractively structured commercial real estate loans and investments,” commented Tae-Sik Yoon, Chief Financial Officer of Ares Commercial Real Estate Corporation.

In connection with the transaction, Proskauer Rose served as legal counsel to Ares Commercial Real Estate Corporation, Kimberlite served as financial advisor to Cornerstone, and Goodwin Procter LLP served as legal counsel to Cornerstone.

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through Ares Commercial Real Estate Corporation’s national direct origination platform, it provides a broad offering of flexible financing solutions for commercial real estate owners and operators.  Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager with approximately $94 billion of assets under management as of March 31, 2016. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

About Cornerstone Real Estate Advisers

Cornerstone Real Estate Advisers LLC, with subsidiary and affiliate offices in the U.S., UK, Europe, and Asia, is one of the largest global real estate-focused investment managers with $50.6 billion in global assets under management as of March 31, 2016. Cornerstone’s current portfolio of equity and debt investments in the multi-family sector exceeds $9.5 billion.  It provides core, value-added and opportunistic investment and advisory services, including a comprehensive suite of private and public real estate debt, equity and securities expertise and services, to institutional and other qualified investors around the globe. Cornerstone is a member of the MassMutual Financial Group. For more information, visit www.cornerstoneadvisers.com.

Forward-Looking Statements

Statements included herein, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, which relate to future events or Ares Commercial Real Estate Corporation’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the risks described from time to time in its filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this press release and Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein.

Contacts:

Ares Commercial Real Estate Investor Relations:

Carl Drake or John Stilmar, 888-818-5298

iracre@aresmgmt.com

Ares Commercial Real Estate Media Relations:

Bill Mendel, 212-397-1030

bill@mendelcommunications.com